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                                                                    Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

All issued and outstanding shares of each of the following subsidiaries are wholly owned; directly or indirectly, by the Registrant except for statutorily required nominee shares in the case of the Hong Kong subsidiaries.

CALIFORNIA
North American Watch Service Corporation

DELAWARE
Movado International, Ltd.
Movado Corporation
NAWC Corum Corporation
NAW Delaware Corporation
Movado Group Delaware Holdings Corporation

NEW JERSEY
EWC Marketing Corp.
SwissAm, Inc.
Movado Retail Group, Inc.

SWITZERLAND
Concord Watch Company, S.A.
Movado Watch Company, S.A.
N.A. Trading, Ltd.
Montres Movado Bienne, S.A.

CANADA
Movado Group of Canada, Inc.

GERMANY
Movado Deutschland GmbH
Concord Deutschland GmbH

SINGAPORE
SwissAm Pte., Ltd.

HONG KONG
SwissAm, Ltd.
SwissAm Products, Ltd.

JAPAN
Concord Movado Japan Co., Ltd.